Exhibit 99.1

CU BANCORP REPORTS RECORD FIRST QUARTER EARNINGS OF $4.2 MILLION

Los Angeles, CA, April 29, 2015 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the first quarter of 2015.

The comparability of financial information for the first quarter of 2015 to the first and fourth quarters of 2014, is affected by the Company’s acquisition of 1st Enterprise Bank (“1st Enterprise”), which was accomplished by a merger of California United Bank with 1st Enterprise (“the merger”), effective November 30, 2014. Operating results for the first quarter of 2015 include three months of combined operations, compared to one month of combined operations in the fourth quarter of 2014.

First Quarter 2015 Highlights

•	Net organic loan growth of $67 million in the first quarter

•	Core net income available to common shareholders increased to $4.2 million, up $1.5 million or 56% from the prior quarter

•	Diluted core earnings per share of $0.25, up 25% from previous quarter

•	Net interest income increased to $20.6 million, up $4.9 million or 31% from the prior quarter

•	Net interest margin increased to 3.95% from 3.78% in the prior quarter

•	Core efficiency ratio improved to 62% from 66% in the prior quarter

•	Return on average tangible common equity of 8.23%

•	Tangible book value per share increased $0.28 to $11.65 per share

•	Total assets increased to $2.4 billion, up $142 million or 6% from the prior quarter

•	Total loans increased to $1.7 billion, up $41 million or 2.5% from the prior quarter

•	Total deposits increased to $2.1 billion, up $136 million or 7% from the prior quarter

•	Non-interest bearing demand deposits were 53% of total deposits

•	Continued status as well-capitalized, the highest regulatory category

First Quarter Year-Over-Year Pro Forma Comparison

The first quarter of 2015 represents the Company’s first complete quarter of combined operations following the acquisition of 1st Enterprise. As such, the Company believes comparisons to the results of legacy CUB’s first quarter of 2014 or the results of the fourth quarter of 2014, which only represented one month of combined operations after the merger, do not provide the most appropriate benchmarks for assessing its performance in the first quarter of 2015. The Company believes it is more relevant to compare its results in the first quarter of 2015 to the pro forma combined results for CU Bancorp and 1st Enterprise in the first quarter of 2014, the last quarter of operations for both entities that was unaffected by merger-related charges. First quarter 2014 pro forma numbers are used for illustrative purposes only.

As the table below shows, excluding merger-related charges and the provision for loan losses, CUB’s net income before the provision for income taxes in the first quarter of 2015 increased 30%, total assets increased 12%, total loans increased 14% and total deposits increased 12% over the pro forma combined results of CU Bancorp and 1st Enterprise in the first quarter of 2014.

Financial Data (dollars in thousands)

	Legacy FENB 1Q14	Legacy CUNB 1Q14	FENB & CUNB Combined Pro forma 1Q14	CUNB 1Q15	% Change
Income Statement Items
Net interest income	$6,077	$12,173	$18,250	$20,642
Non-interest income	941	1,790	2,731	2,608

Revenues	7,018	13,963	20,981	23,250	10.8%
Net income before provision for income tax	2,334	4,339	6,673	6,894
Add back: merger expenses	0	0	0	240
Add back: severance and retention	0	0	0	224
Add back: provision for loan losses	0	75	75	1,443

Income before merger-related expenses, loan loss provision and provision for income tax	$2,334	$4,414	$6,748	$8,801	30.4%
Balance Sheet Items
Total Assets	$775,912	$1,382,363	$2,158,275	$2,406,960	11.5%
Total Loans	$513,360	$945,507	$1,458,867	$1,665,277	14.1%
Total Deposits	$651,572	$1,203,398	$1,854,970	$2,083,591	12.3%

“We believe our combined performance in the first quarter of 2015 demonstrates the synergies and growth inherent in our recent merger and are illustrated by the pro forma comparison of our year-over-year results, which is beneficial to a complete understanding of the merger benefits,” said David Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “In addition to the 11% increase in revenues and a 30% increase in pro forma pre-tax income before merger-related expenses and the loan loss provision, we saw double-digit growth in assets, loans and deposits on a pro forma year-over-year basis. Other highlights from our first complete quarter include the linked-quarter expansion in our net interest margin to 3.95% from 3.78%, and the improvement of our core efficiency ratio to 62% from 66% in the previous quarter.”

“Our core system conversion occurred seamlessly on February 9,” said K. Brian Horton, President of CU Bancorp and California United Bank. “With integration near complete, I’m pleased to report that merger-related costs are tracking under budget. Further, while managing the challenges of the integration, we continued to execute on our core business, with annualized double-digit loan growth in the first quarter. Total commitments in commercial and industrial loans were up an annualized 8% from the previous quarter, with utilization relatively flat; however, we experienced steady growth in all categories of loans secured by real estate.”

First Quarter 2015 Summary Results

Net Income and Profitability Ratios

Net income for the first quarter of 2015 was $4.2 million and net income available to common shareholders was $3.9 million or $0.23 per fully diluted share, compared with net income of $2.7 million or $0.24 per fully diluted share for the first quarter of 2014. Merger-related expenses in the first quarter of 2015 were $464 thousand, compared to none in the year-ago quarter. The loan loss provision for the first quarter of 2015 was $1.4 million, compared to $75 thousand in the year-ago quarter.

Core net income available to common shareholders for the first quarter of 2015 was $4.2 million or $0.25 per fully diluted share, compared to core net income of $2.7 million or $0.24 per fully diluted share, for the first quarter of 2014.

Net income for the first quarter of 2015 was $4.2 million and net income available to common shareholders was $3.9 million or $0.23 per fully diluted share, compared with net income of $1.3 million and net income available to common shareholders of $1.2 million or $0.09 per fully diluted share in the fourth quarter of 2014. First quarter 2015 merger-related expenses were $464 thousand, compared to $2.4 million in the fourth quarter of 2014.

Core net income for the first quarter of 2015 was $4.2 million or $0.25 per fully diluted share, compared to $2.7 million in the prior quarter or $0.20 per fully diluted share. Due to strong loan growth, as well as net charge-offs of $806 thousand in the first quarter of 2015, the Company recognized a loan loss provision of $1.4 million, compared to a loan loss provision of $1.7 million in the prior quarter, which had record loan production of $98 million.

The Company calculates core net income by adding back the tax-effected merger-related charges to GAAP earnings for the periods presented, because the Company believes the use of core net income, a non-GAAP measure, facilitates the assessment of its banking operations and peer comparability. A reconciliation to GAAP is included in tabular form at the end of this release.

The following table shows certain of the Company’s performance ratios for the first quarter of 2015, the fourth quarter of 2014 and the first quarter of 2014, as well as a column calculating performance ratios based on core net income for the first quarter of 2015 and the fourth quarter of 2014:

	Q1 2015	CORE Q1 2015	Q4 2014	CORE Q4 2014	Q1 2014
Return on average assets	0.69%	0.73%	0.27%	0.61%	0.78%
Return on average equity	5.6%	6.0%	2.7%	6.0%	7.7%
Operating efficiency ratio	64%	62%	79%	66%	68%

Net Interest Income and Net Interest Margin

Net interest income totaled $20.6 million for the first quarter of 2015, an increase of $8.5 million or 70% from the first quarter of 2014. The increase was primarily driven by the merger and strong net organic loan growth over the last year.

The Company’s net interest income was positively impacted in both the first quarter of 2015 and the first quarter of 2014 by the recognition of fair value discount earned on early payoffs of acquired loans. The Company recorded $110 thousand and $519 thousand in discount earned on early loan payoffs of acquired loans in the first quarter of 2015 and 2014, respectively, with a positive impact on the net interest margin of 2 basis points and 16 basis points, respectively.

The net interest margin in the first quarter of 2015 was 3.95%, compared to 3.82% in the first quarter of 2014. The increase was primarily driven by average loans being a higher percentage of earning assets in the first quarter of 2015 than the first quarter of 2014.

Net interest income for the first quarter of 2015 increased $4.9 million or 31% from the fourth quarter of 2014, in spite of two fewer days in the first quarter. This was primarily the result of an increase of $466 million in the Company’s average earning assets, due to the merger with 1st Enterprise. The Company recorded $110 thousand and $384 thousand in discount earned on early loan payoffs of acquired loans in the first quarter of 2015 and fourth quarter of 2014, respectively. In the fourth quarter of 2014, the Company’s net interest income benefitted from the recovery of $227 thousand in interest on a non-accrual loan that was paid off, with a positive impact on the net interest margin of 5 basis points.

The net interest margin in the first quarter of 2015 was 3.95%, compared to 3.78% in the fourth quarter of 2014. The increase was primarily driven by average loans being a higher percentage of earning assets in the first quarter of 2015 than the previous quarter. In the first quarter of 2015 the net interest margin benefitted 4 basis points from the recognition of income due to the early pay off of organic loans; the core loan yield for the quarter was 4.81%. As noted above, the net interest margin in the fourth quarter of 2014 also benefitted from the recovery of $227 thousand in interest on a non-accrual loan that was paid off.

As of March 31, 2015, the Company had $20.4 million of discount remaining on acquired accruing loans.

The Company’s cost of funds was 0.13% in the first quarter of 2015, a decrease from 0.15% in the first quarter of 2014 and equal to 0.13% in the fourth quarter of 2014.

Non-interest Income

Non-interest income was $2.6 million in the first quarter of 2015, an increase of $818 thousand or 46% from $1.8 million in the same quarter of the prior year. The overall increase was primarily due to an increase of $511 thousand in deposit account service charge income as a result of the merger.

Non-interest income in the first quarter of 2015 increased $476 thousand or 22% over the fourth quarter of 2014. The overall increase was primarily due to an increase of $288 thousand in deposit account service charge income, the result of three months of combined operations with 1st Enterprise, compared to only one month of combined operations in the fourth quarter. Additionally, gain on sale of SBA loans increased by $138 thousand in the first quarter over the prior quarter.

Other non-interest income in the first quarter of 2015 included $28 thousand in transaction referral income, compared to $208 thousand in the fourth quarter of 2014.

Non-interest Expense

Non-interest expense for the first quarter of 2015 was $14.9 million, an increase of $5.4 million, or 56% compared to non-interest expense of $9.5 million for the same period of the prior year. The first quarter of 2015 was the first complete quarter of combined operations after the merger, which accounted for the substantial increase in non-interest expense over the prior year. Additionally, the quarter included merger-related expenses of $464 thousand and $385 thousand for three months of core deposit intangible amortization related to the merger, as well as seasonally higher payroll taxes.

Non-interest expense for the first quarter of 2015 increased $806 thousand or 6% over the fourth quarter of 2014. As noted above, the increase was largely a result of the first quarter’s three months of combined operations after the merger, compared to the fourth quarter, which had only one month of combined operations. Merger-related expenses in the first quarter of 2015 were $464 thousand; $1.9 million less than the fourth quarter of 2014, and lower than management’s expectations.

“After only one quarter of combined operations the Company hasn’t yet realized the efficiencies we expect will come,” said Rainer. “As our presence in the Greater Los Angeles metropolitan area increases, our strategy is attracting the interest of our competitors’ top lenders, who appreciate our emphasis on relationship-based business banking. We are taking advantage of this opportunity and reinvesting a portion of expense savings into topline revenue growth, and to that end, we have hired two senior relationship managers to grow our business in the Inland Empire and Orange County. As a result, the Company had 253 active full-time equivalent employees at March 31, 2015, compared to 250 at December 31, 2014, and a combined 263—between 1st Enterprise and California United Bank—at March 31, 2014.”

Income Tax

The Company’s merger-related expenses of $464 thousand in the first quarter of 2015 were tax deductible, resulting in an effective tax rate of 39%.

Balance Sheet

Assets

Total assets at March 31, 2015, were $2.4 billion, a year-over-year increase of $1.0 billion from March 31, 2014. The increase was primarily due to the addition of $782 million in assets from the 1st Enterprise merger, as well as strong growth in total deposits.

Loans

Total loans were $1.7 billion at March 31, 2015, an increase of $41 million from $1.6 billion at the end of the prior quarter. This also represents an increase of $720 million from March 31, 2014. The increase in loans from the prior quarter was due to organic loan growth; the increase in loans from the year ago period was largely due to the merger.

During the first quarter of 2015, the Company had approximately $67 million of net organic loan production. Pay downs in the acquired loan portfolios were approximately $26 million in the same quarter.

At March 31, 2015, commercial and industrial loans, and owner occupied real estate loans combined were $868 million or 52% of total loans, compared to $868 million or 53% at December 31, 2014.

Deposits

Total deposits at March 31, 2015 were $2.1 billion, an increase of $136 million from $2.0 billion at the end of the prior quarter. The increase in total deposits for the linked-quarter period was primarily in non-interest bearing demand deposits. An existing relationship brought in $68 million of these deposits, which over the course of the next 12 months will likely be reinvested by them. A long-time 1st Enterprise relationship transferred in $18 million of deposits and the culmination of a business event brought in $18 million of deposits from another 1st Enterprise relationship, all of which we believe will stay for the foreseeable future. In addition to these transactions, we believe some of the increase in deposits late in the first quarter is likely related to customers accumulating cash in anticipation of federal and state income tax payments, as well as county property taxes in California.

Total deposits increased $880 million from March 31, 2014. The increase from the prior year was primarily the result of the merger with 1st Enterprise.

Non-interest bearing deposits at March 31, 2015 were $1.1 billion or 53% of total deposits, compared to $1.0 billion or 53% of total deposits at December 31, 2014. Cost of deposits for the quarter was 0.11%, the same as the prior quarter.

Asset Quality

Total non-performing assets were $5.8 million, or 0.24% of total assets at March 31, 2015, compared with $4.8 million, or 0.21% of total assets, at December 31, 2014.

Total nonaccrual loans were $5.0 million, or 0.30% of total loans, at March 31, 2015, compared with $3.9 million, or 0.24% of total loans, at December 31, 2014. Of the total non-performing assets at March 31, 2015, the other real estate owned category consisted of one single-family residence located in Washington State, which is being carried on the books at $850 thousand, the estimated fair value less costs of disposition.

Net charge-offs for the first quarter of 2015 were $806 thousand or 0.05% of average loans. “Net charge-offs in 2014 were 2 basis points of average loans and the Company experienced a net recovery in 2013,” said Anne Williams, Executive Vice President, Chief Operating Officer and Chief Credit Officer for CU Bancorp and California United Bank. “We don’t believe this level of charge-offs in the first quarter is indicative of a change in that trend, especially given the low level of non-performing assets at March 31, 2015.”

The Company recorded a loan loss provision of $1.4 million for the first quarter of 2015. The loan loss provision reflects net charge-offs recorded during the quarter, as well as strong organic loan growth during the quarter.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.36% at March 31, 2015, compared with 1.39% at December 31, 2014, and 1.48% at March 31, 2014.

Capital

CU Bancorp remained well capitalized at March 31, 2015 with total risk weighted assets of $2,086,916,000. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

March 31, 2015	Minimum Capital to Be Considered “Well Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	11.71%
Tier 1 Risk-Based Capital Ratio	8%	11.05%
Common Equity Tier 1 Ratio	6.5%	9.67%
Tier 1 Leverage Capital Ratio	5%	10.23%

At March 31, 2015, tangible common equity was $195.8 million with common shares issued of 16,803,664 as of the same date, resulting in tangible book value per common share of $11.65. This compares to tangible common equity of $189.7 million with a tangible book value per common share of $11.37 at December 31, 2014. At September 30, 2014, prior to the merger, the per share tangible book value of CU Bancorp stock was $11.95.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war;

legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in CU Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. CU Bancorp assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2015	December 31, 2014	March 31, 2014
	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$42,570	$33,996	$34,421
Interest earning deposits in other financial institutions	200,020	98,590	172,573

Total cash and cash equivalents	242,590	132,586	206,994
Certificates of deposit in other financial institutions	62,954	76,433	63,107
Investment securities available-for-sale, at fair value	224,050	226,962	102,155
Investment securities held-to-maturity, at amortized cost	46,124	47,147	—

Total investment securities	270,174	274,109	102,155
Loans	1,665,277	1,624,723	945,507
Allowance for loan loss	(13,247)	(12,610)	(10,823)

Net loans	1,652,030	1,612,113	934,684
Premises and equipment, net	5,190	5,377	3,916
Deferred tax assets, net	15,589	16,504	11,090
Other real estate owned, net	850	850	—
Goodwill	63,950	63,950	12,292
Core deposit and leasehold right intangibles	9,078	9,547	2,455
Bank owned life insurance	49,028	38,732	21,352
Accrued interest receivable and other assets	35,527	34,916	24,318

Total Assets	$2,406,960	$2,265,117	$1,382,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,110,323	$1,032,634	$651,645
Interest bearing transaction accounts	251,409	206,544	124,045
Money market and savings deposits	660,313	643,675	365,405
Certificates of deposit	61,546	64,840	62,303

Total deposits	2,083,591	1,947,693	1,203,398
Securities sold under agreements to repurchase	10,498	9,411	11,965
Subordinated debentures, net	9,578	9,538	9,419
Accrued interest payable and other liabilities	18,226	19,283	15,323

Total Liabilities	2,121,893	1,985,925	1,240,105

SHAREHOLDERS’ EQUITY
Preferred stock	16,235	16,004	—
Common stock	226,917	226,389	122,697
Additional paid-in capital	20,426	19,748	8,865
Retained earnings	20,788	16,861	10,743
Accumulated other comprehensive income (loss)	701	190	(47)

Total Shareholders’ Equity	285,067	279,192	142,258

Total Liabilities and Shareholders’ Equity	$2,406,960	$2,265,117	$1,382,363

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share and per share data)

	For the three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$19,906	$15,191	$11,924
Interest on investment securities	1,180	812	501
Interest on interest bearing deposits in other financial institutions	202	261	211

Total Interest Income	21,288	16,264	12,636

Interest Expense
Interest on interest bearing transaction accounts	100	84	58
Interest on money market and savings deposits	383	282	234
Interest on certificates of deposit	51	47	56
Interest on securities sold under agreements to repurchase	5	7	8
Interest on subordinated debentures	107	108	107

Total Interest Expense	646	528	463

Net Interest Income	20,642	15,736	12,173
Provision for loan losses	1,443	1,721	75

Net Interest Income After Provision For Loan Losses	19,199	14,015	12,098

Non-Interest Income
Gain (Loss) on sale of securities, net	—	(47)	—
Gain on sale of SBA loans, net	423	285	438
Deposit account service charge income	1,141	853	630

Other non-interest income	1,044	1,041	722

Total Non-Interest Income	2,608	2,132	1,790

Non-Interest Expense
Salaries and employee benefits	8,638	8,266	5,605
Stock compensation expense	513	367	408
Occupancy	1,420	1,142	986
Data processing	641	545	475
Legal and professional	846	616	523
FDIC deposit assessment	333	248	221
Merger expenses	240	1,174	—
OREO expenses	6	1	—
Office services expenses	414	305	264
Other operating expenses	1,862	1,443	1,067

Total Non-Interest Expense	14,913	14,107	9,549

Net Income Before Provision for Income Tax	6,894	2,040	4,339
Provision for income tax	2,695	733	1,673

Net Income	$4,199	$1,307	$2,666

Preferred stock dividends and discount accretion	272	124	—

Net Income Available to Common Shareholders	$3,927	$1,183	$2,666

Earnings Per Share
Basic earnings per share	$0.24	$0.09	$0.25
Diluted earnings per share	$0.23	$0.09	$0.24
Average shares outstanding	16,409,000	12,761,000	10,874,000
Diluted average shares outstanding	16,848,000	13,228,000	11,095,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	March 31, 2015			December 31, 2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$197,465	$202	0.41%	$275,340	$261	0.37%
Investment securities	271,504	1,180	1.74%	191,203	812	1.70%
Loans	1,650,802	19,906	4.89%	1,186,899	15,191	5.08%

Total interest-earning assets	2,119,771	21,288	4.07%	1,653,442	16,264	3.90%
Non-interest-earning assets	202,045			109,277

Total Assets	$2,321,816			$1,762,719

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$238,220	$100	0.17%	$185,232	$84	0.18%
Money market and savings deposits	650,721	383	0.24%	469,065	282	0.24%
Certificates of deposit	63,942	51	0.32%	61,154	47	0.30%

Total Interest Bearing Deposits	952,883	534	0.23%	715,451	413	0.23%
Securities sold under agreements to repurchase	10,760	5	0.19%	12,716	7	0.22%
Subordinated debentures and other debt	9,568	107	4.47%	9,642	108	4.38%

Total Interest Bearing Liabilities	973,211	646	0.27%	737,809	528	0.28%
Non-interest bearing demand deposits	1,046,636			830,711

Total funding sources	2,019,847			1,568,520
Non-interest bearing liabilities	19,067			17,157
Shareholders’ Equity	282,902			177,042

Total Liabilities and Shareholders’ Equity	$2,321,816			$1,762,719

Net interest income		$20,642			$15,736

Net interest margin			3.95%			3.78%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the three months ended
	March 31, 2015			March 31, 2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$197,465	$202	0.41%	$265,750	$211	0.32%
Investment securities	271,504	1,180	1.74%	104,767	501	1.91%
Loans	1,650,802	19,906	4.89%	922,971	11,925	5.24%

Total interest-earning assets	2,119,771	21,288	4.07%	1,293,488	12,637	3.96%
Non-interest-earning assets	202,045			92,357

Total Assets	$2,321,816			$1,385,845

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$238,220	$100	0.17%	$138,006	$58	0.17%
Money market and savings deposits	650,721	383	0.24%	373,258	234	0.25%
Certificates of deposit	63,942	51	0.32%	62,964	56	0.36%

Total Interest Bearing Deposits	952,883	534	0.23%	574,228	348	0.25%
Securities sold under agreements to repurchase	10,760	5	0.19%	11,951	9	0.27%
Subordinated debentures and other debt	9,568	107	4.47%	9,399	107	4.55%

Total Interest Bearing Liabilities	973,211	646	0.27%	595,578	464	0.32%
Non-interest bearing demand deposits	1,046,636			633,233

Total funding sources	2,019,847			1,228,811
Non-interest bearing liabilities	19,067			16,595
Shareholders’ Equity	282,902			140,439

Total Liabilities and Shareholders’ Equity	$2,321,816			$1,385,845

Net interest income		$20,642			$12,173

Net interest margin			3.95%			3.82%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	March 31, 2015	December 31, 2014	March 31, 2014
	Unaudited	Audited	Unaudited
Commercial and Industrial Loans:	$515,593	$528,517	$290,000
Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	352,071	339,309	195,151
Other Nonresidential Properties	508,043	481,517	286,198
Construction, Land Development and Other Land	79,696	72,223	56,706
1-4 Family Residential Properties	128,609	121,985	62,128
Multifamily Residential Properties	53,840	52,813	39,869

Total Loans Secured by Real Estate	1,122,259	1,067,847	640,052

Other Loans:	27,425	28,359	15,455

Total Loans	$1,665,277	$1,624,723	$945,507

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	March 31, 2015		December 31, 2014		March 31, 2014
	Unaudited		Unaudited		Unaudited
Disbursed	$357,499	45%	$353,582	45%	$179,610	42%
Undisbursed	437,034	55%	424,665	55%	244,087	58%

Total Commitments	$794,533	100%	$778,247	100%	$423,697	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	March 31, 2015	December 31, 2014	March 31, 2014
	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Total risk-based capital ratio	11.71%	11.61%	12.99%
Common equity tier 1 capital ratio	9.67%	—	—
Tier 1 risk-based capital ratio	11.05%	10.95%	12.02%
Tier 1 leverage capital ratio	10.23%	12.92%	10.19%
Asset Quality Table:
Loans originated by the Bank on non-accrual	$2,056	$2,131	$1,585
Loans acquired through acquisition that are on non-accrual	2,920	1,778	6,642

Total non-accrual loans	4,976	3,909	8,227
Other Real Estate Owned	850	850	—

Total non-performing assets	$5,826	$4,759	$8,227

Net charge-offs/(recoveries) year to date	$806	$231	$(145)
Net charge-offs/(recoveries) quarterly	$806	$458	$(145)
Non-accrual loans to total loans	0.30%	0.24%	0.87%
Total non-performing assets to total assets	0.24%	0.21%	0.60%
Allowance for loan losses to total loans	0.80%	0.78%	1.14%
Allowance for loan losses to total loans accounted at historical cost, which excludes purchased loans acquired by acquisition	1.36%	1.39%	1.48%
Net year to date charge-offs/(recoveries) to average year to date loans	0.05%	0.02%	-0.02%
Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual purchased loans acquired by acquisition and related allowance	642.0%	591.7%	682.0%
Allowance for loan losses to total non-accrual loans	266.2%	322.6%	131.6%

As of March 31, 2015, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

TCE Calculation and Reconciliation to Total Shareholders’ Equity

(Unaudited)

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands except per share data)

	March 31, 2015	December 31, 2014	March 31, 2014
	Unaudited	Unaudited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$285,067	$279,192	$142,258
Less: Preferred stock	16,235	16,004	—
Less: Goodwill	63,950	63,950	12,292
Less: Core deposit and leasehold right intangibles	9,078	9,547	2,455

Tangible Common Equity	$195,804	$189,691	$127,511

Common shares issued	16,803,664	16,683,856	11,213,908
Tangible book value per common share	$11.65	$11.37	$11.37
Book value per common share	$16.00	$15.78	$12.69
Average Tangible Common Equity Calculation

Total average shareholders’ equity	$282,902	$177,042	$140,439
Less: Average preferred stock	16,085	5,515	—
Less: Average goodwill	63,950	17,715	12,292
Less: Average core deposit and leasehold right intangibles	9,356	2,275	2,495

Average Tangible Common Equity	$193,511	$151,537	$125,652

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net Income Available to Common Shareholders	$3,927	$1,183	$2,666
Return on Average Tangible Common Equity	8.23%	3.10%	8.60%

CU BANCORP

GAAP RECONCILIATIONS

Core Net Income, ROAA, ROAE, Core Efficiency Ratio

(Unaudited)

The Company utilizes the term Core Net Income, a non-GAAP financial measure. CU Bancorp’s management believes Core Net Income is useful because it is a measure utilized by market analysts to understand the effects of merger-related expenses and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Core net income should not be viewed as a substitute for net income. A reconciliation of CU Bancorp’s Net Income to Core Net Income, as well as related ratios is presented in the tables below for the periods indicated:

(Dollars in thousands except per share data)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net Income Available to Common Shareholders	$3,927	$1,183	$2,666
Add back: Merger expenses, net	144	825	—
Add back: Severance and retention expenses, net	130	688	—

Core Net Income Available to Common Shareholders	$4,201	$2,696	$2,666

Provision for Loan Losses	$1,443	$1,721	$75
Average Assets	$2,321,816	1,762,719	1,385,845
ROAA	0.69%	0.27%	0.78%
Core ROAA*	0.73%	0.61%	0.78%
Average Equity	$282,902	177,042	140,439
ROAE	5.63%	2.65%	7.70%
Core ROAE**	6.02%	6.04%	7.70%
Diluted Average Shares Outstanding	16,848,000	13,228,000	11,095,000
Diluted Earnings Per Share	$0.23	$0.09	$0.24
Diluted Core Earnings Per Share***	$0.25	$0.20	$0.24

*	Core ROAA: Annualized core net income/average assets

**	Core ROAE: Annualized core net income/average equity

***	Diluted Core Earnings Per Share: Core net income/diluted average shares outstanding

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net Interest Income	$20,642	$15,736	$12,173
Non-Interest Income	2,608	2,132	1,790
Non-Interest Expense	14,913	14,107	9,549
Subtract: Merger expenses	240	1,174	—
Subtract: Severance and retention	224	1,187	—

Core Non-Interest Expense	$14,449	$11,746	$9,549

Efficiency Ratio*	64%	79%	68%
Core Efficiency Ratio**	62%	66%	68%

*	Efficiency ratio represents non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net

**	Core efficiency ratio represents core non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net